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                                                                    Exhibit 99.3
                                                                    ------------



                                                       Precision Auto Care, Inc.
                                                       748 Miller Drive, S.E.
                                                       Leesburg, Virginia
                                                       20175

                                                       703 777 9095


                                                               January ___, 2002

To Our Shareholders:

     Precision Auto Care, Inc. is distributing to the holders of its outstanding Common Stock, at no cost, Rights to purchase additional shares of Common Stock in a Rights Offering. Shareholders will receive one Right for each 2.5 shares of Common Stock held by them as of the close of business on _________, January ___, 2002. Each whole right will entitle the holder thereof to a Subscription Privilege to purchase one share of Common Stock at $______ per share.

     Your bank or broker has received on your behalf a Subscription Certificate evidencing one non-transferable Right for each 2.5 shares of Common Stock that you owned at the close of business on _______, January ___, 2002. Your Rights may be exercised by instructing your bank or broker as explained more fully in the accompanying Instructions. If you choose to exercise your Rights, your bank or broker must submit payment in full of the Subscription Price and appropriate documentation to the Subscription Agent no later than 5:00 p.m., Eastern Daylight Time, on _________, ________ ___, 2002.

     The enclosed Prospectus provides the details of the Rights Offering and important information concerning the Company and the Common Stock being offered. Please read it carefully.

     You are urged to act promptly. The Rights Offering and the Rights will expire at 5:00 p.m., Eastern Daylight Time, on _________, _________ ___, 2002.


                                        Very truly yours,


                                        Robert R. Falconi
                                        Senior Vice President and Chief
                                        Financial Officer